Exhibit 10.11

THIS CALL OPTION AGREEMENT is made this 25 day of June 2024

BETWEEN:

(1)	CONCORDE SECURITY PTE. LTD. (Company Registration No. 200508264R), a company incorporated in Singapore and having its registered office at 3 ANG MO KIO STREET 62 #01-49 LINK@AMK Singapore (569139) (hereinafter referred to as “the Grantor’’);

AND

(2)	OVERSEA-CHINESE BANKING CORPORATION LIMITED (Company Registration Number 193200032W), a company incorporated in Singapore and having its registered office at 63 Chulia Street, #10-00 OCBC Centre East, Singapore 049514 (hereinafter referred to as “the Option Holder”) of the other part.

WHEREAS

(A)	The Grantor has an issued share capital of S$4,070,000.00/- divided into 1,542,748 ordinary shares.

(B)	The Option Holder has agreed to extend to the Grantor banking facilities (the “Facility”), on and subject to the terms and conditions set out in the Facility Letter dated 14 June 2024 which has been accepted by the Option Holder on or about the date hereof (“Facility Letter”).

(C)	The Grantor wishes to grant the Option Holder an option to subscribe for the Option Shares (as defined below) upon the terms and conditions hereinafter appearing.

NOW IT IS HEREBY AGREED as follows:-

1.	INTERPRETATION

1.1	In this Agreement, the following terms shall have the meanings attributed to them below:-

“Agreement”	means this agreement;

“Articles”	means the Articles of Association of the Grantor, as the same may be amended from time to time;

“Business Days”	means a day (other than a Saturday or Sunday) on which banks in Singapore are open for the transaction of normal banking business;

“Call Option”	means the rights granted by the Grantor to the Option Holder pursuant to Clause 2;

“Call Option Notice”	means the notice of exercise of the Call Option, substantially in the form of Annexure A;

“Completion”	completion of any subscription of Option Shares in accordance with Clause 4;

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“Completion Date”	means the date on which Completion shall take place in accordance with Clause 4.1;

“Confidential Information”	means the information received or held or otherwise in accordance with Clause 8.1;

“Distributions”	means distributions in accordance with Clause 3.4;

“Encumbrance”	means any mortgage, pledge or other third party right or interest;

“Equity Participation”	means i) issuance of new ordinary shares to the Option Holder, ii) purchase of existing ordinary shares in the Grantor by the Option Holder, or iii) any fund raising exercise which will give the Option Holder the right to subscribe for ordinary shares of the Grantor.

“Exercise Date”	means the date of an exercise of the Call Option;

“Exercise Price”	means the price at which each Option Share may be subscribed by the Option Holder and/or its nominees as set out in Clause 3 of this Agreement;

“Facility”	has the meaning set out in the Facility Letter;

“IPO”	means the initial public offering of the ordinary shares of the Grantor pursuant to which such shares will be listed and quoted on the Recognised Stock Exchange after the close of such public offering;

“IPO Price”	means either:

(a) the confirmed price of the lowest-priced ordinary shares of the Grantor offered at its IPO (if any) (the “Confirmed IPO Price”); or

(b) if the Confirmed IPO Price is not available on the Exercise Date:

(i) such indicative price as shall be determined in writing by the issue manager appointed by the Grantor for the IPO; or

(ii) in the event that the issue manager has determined an indicative price range, the lowest price of the said price range,

(the “Indicative IPO Price”);

“Option Period”	means the period of 60 months from the date of drawdown of the Facility or such other period as the Parties may agree in writing;

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“Option Price”	means in relation to the Option Shares, the aggregate of the Exercise Price multiplied by the number of Option Shares in respect of which the Call Option is being exercised;

“Option Shares”	means ordinary shares in the Grantor to be allotted and issued by the Grantor pursuant to the exercise of the Call Option;

“Parties”	means the Grantor and the Option Holder and “Party” means either one of them;

“Recognised Stock Exchange”	means the Singapore Exchange Securities Trading Limited or such other recognised stock exchange as may be agreed by the Parties;

“the Group”	means the Grantor, and any subsidiary or holding company of the Grantor, and any other company in which the Grantor or any subsidiary or holding company of the Grantor, i) hold at least 20% of the shares carrying voting rights or issued shares and ii) have board or management control;

“Trade Sale”	means the purchase of 50% or more of the total number of issued ordinary shares or total assets of the Grantor by another entity. This shall not be applicable to the purchase of such shares of the Grantor pursuant to a restructuring exercise undertaken by the Grantor for the sole purpose of the IPO;

“Trade Sale Price”	means the sale price of the ordinary shares or assets of the Grantor in a Trade Sale of the Grantor;

“Dollars” and “S$”	means the legal currency, at any relevant time hereunder, of the Republic of Singapore; and

“%” or “percent”	means percentums or percentage.

1.2	The headings in this Agreement are inserted for convenience only and shall be ignored in construing this Agreement.

1.3	The Annexures form part of this Agreement.

2.	CALL OPTION

2.1	In consideration of the sum of Dollar One (S$1.00) only paid by the Option Holder to the Grantor (the receipt, adequacy and sufficiency of which is hereby acknowledged by the Grantor), the Grantor hereby irrevocably and unconditionally grants, subject to the terms and conditions herein contained, the Call Option to the Option Holder to subscribe for such number of ordinary shares in the Grantor free from Encumbrances not exceeding the limits set out in clauses 3.5 below.

2.2	The Grantor agrees that should the IPO or Trade Sale contemplated under this Agreement not be by the Grantor but by an entity within the Group, the Grantor will procure that a Call Option on identical terms be granted by it to the Option Holder and the provisions hereunder be applicable to such other entity mutatis mutandis.

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3.	PROVISIONS RELATING TO THE CALL OPTION

3.1	The Option Holder shall be entitled to exercise the Call Option during the Option Period upon the occurrence of an IPO or Trade Sale by delivering to the Grantor, the Call Option Notice, in respect of all or part only of the Option Shares. Subject to the provisions of this Clause 3, the Option Holder may issue more than one Call Option Notice during the Option Period.

3.2	The Grantor shall, upon receiving a Call Option Notice issue to the Option Holder and/or its nominees (as applicable), such number of Option Shares as specified in the Call Option Notice, free from Encumbrances.

3.3	The Grantor undertakes to procure all the shareholders in the Grantor to waive all rights of pre-emption that will affect the Option Holder’s ability to exercise the Call Option, if any, which may be conferred on them by the Articles or any shareholders’ or other agreements which may be made in relation to or binding upon the Grantor.

3.4	If any dividends or other distributions are declared or paid during the period commencing on the Exercise Date and expiring on the Completion Date, the Option Holder shall be entitled to receive an amount equal to the amount of the dividends or distributions (if paid in cash) or the value of the dividends or distributions (if distributed in specie) that the Option Holder would have received had the Option Shares been issued to the Option Holder immediately prior to the record date for such dividend or distributions (the “Distributions”). The Grantor shall pay the Distributions to the Option Holder on the same day that the relevant dividends or distributions are to be paid or distributed to the shareholders of the Grantor.

3.5	The Option Holder shall be entitled to subscribe up to (i) twenty per cent (20%) of the enlarged ordinary share capital of the Grantor (inclusive of the Option Shares), or (ii) S$500,000, whichever is lower (“Maximum Equity Stake”).

3.6	The Exercise Price of each Option Share shall be fixed at a discount of 20% to the IPO Price or the Trade Sale Price, whichever is applicable.

3.7	In addition, the Grantor shall grant the Option Holder an opportunity to participate in all Equity-related Fund Raising (“Equity Participation”), including the current IPO if applicable, whether before or after the Call Option is exercised, on equal terms as other investors. The Equity Participation shall not be applicable to the share issuance to employees pursuant to the then prevailing employee share option scheme of the Grantor. The Equity Participation shall be available to the Option Holder during the Option Period.

3.8	The Grantor further agrees that:

(i)	it shall pro-actively inform the Option Holder at least 6 months before its planned completion of the Equity-related Fund Raising exercise;

(ii)	it shall procure that its shareholders and management provide necessary documents (as requested by the Option Holder) to the Option Holder for assessing the funding need and to facilitate the due diligence and completion of the investment by the Option Holder; and

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(iii)	The Equity Participation applies to any entity within the Group, including any new corporate entity or special purpose vehicle which is established to assume any or all of the business and/or assets of the Grantor.

4.	COMPLETION

4.1	Completion shall take place no later than fourteen (14) Business Days of the receipt by the Grantor of the Call Option Notice, or such other date which the Option Holder may agree (the “Completion Date”).

4.2	On Completion,

(a)	the Option Holder shall either deliver a bank draft or cashier’s order for the Option Price to the Grantor or pay the Option Price to the Grantor in immediately available funds by electronic transfer;

(b)	the Grantor shall apply the Option Price towards repayment of the outstanding amount of the Facility (as part of the trigger event requirements stipulated in the Facility Letter);

(c)	the Grantor shall immediately register the Option Holder and/or its nominees in its register of members as a holder of the Option Shares; and

(d)	the Grantor shall deliver to the Option Holder and/or its nominees immediately the share certificates in respect of the Option Shares in the name of the Option Holder and/or its nominees.

5.	WARRANTIES AND UNDERTAKINGS

5.1	The Grantor hereby warrants to and undertakes with the Option Holder and its successors-in-title, permitted nominees and persons deriving title thereunder (with the intent that the provisions of this Clause shall continue to have full force and effect notwithstanding Completion) as follows:-

(a)	Status: that the Grantor has been duly incorporated and is validly existing under the laws of Singapore with full power and authority to own its assets and to conduct the business which it conducts and/or purports to conduct;

(b)	Powers: that the Grantor has the power to enter into, exercise its rights and perform and comply with its obligations under this Agreement;

(c)	Authorisation and Consents: that all actions, conditions and things required to be taken, fulfilled and done (including the obtaining of any necessary consents and approvals from third parties, if any) in order to (i) enable the Grantor to lawfully enter into, exercise its rights and perform and comply with its obligations under this Agreement, and (ii) to ensure that those obligations are valid, legally binding and enforceable have been taken, fulfilled and done;

(d)	Non-Violation of Laws: that the Grantor’s entry into, exercise of its rights and/or performance of or compliance with its obligations under this Agreement do not violate (i) any law to which it is subject, (ii) any provision of its Articles or (iii) any agreement to which it is a party or which is binding on it;

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(e)	Obligations Binding: that this Agreement constitutes the legal, valid and binding obligations of the Grantor and is enforceable in accordance with its terms; and

(f)	Notice of IPO and/or Trade Sale: that the Grantor shall give written notice to the Option Holder not later than i) one month prior to the appointment of any professionals by the Company in connection with or for purposes of the IPO, or (ii) six months prior to any proposed or intended Trade Sale.

6.	UPDATES, REPORTS AND APPOINTMENT

6.1	The Grantor shall provide the Option Holder with periodic updates regarding the Grantor’s or the Group’s IPO plans (including, without limitation, information on the determination of the Indicative IPO Price and/or the Confirmed IPO Price by the issue manager and the material time-lines in relation to the IPO), any merger and acquisition exercise (“M&A”) involving the Grantor or the Group, and/or the appointment of professionals for the IPO or M&A of the Grantor or the Group.

6.2	The Grantor shall provide its half-yearly management accounts and annual audited accounts to the Option Holder no later than thirty (30) Business Days following the finalisation of the same.

6.3	The Grantor agrees to grant the Option Holder the first right of refusal but not the obligation to participate in the IPO or M&A of the Grantor or the Group, as IPO manager, financial adviser or any other professional capacity.

7.	DISCLOSURE AND ANNOUNCEMENTS

7.1	Neither Party shall make or issue any public announcement, circular or disclosure in connection with the existence or the subject matter of this Agreement without the prior written approval of the other.

7.2	The restriction in Clause 7.1 shall not apply to the extent that the announcement or disclosure is required by applicable law or by the rules of any governmental or regulatory authority (including but not limited to any Recognised Stock Exchange).

8.	CONFIDENTIALITY

8.1	For purposes of this Clause 8, Confidential Information means:

(i)	in relation to the Option Holder, any information received or held by the Option Holder (or any of its Representatives (as defined hereinafter)) where such information relates to the Grantor and/or the Group; or

(ii)	in relation to the Grantor, any information received or held by the Grantor (or any of its Representatives) where such information relates to the Option Holder; and

(iii)	information relating to the existence, provisions and subject matter of, and negotiations leading to, this Agreement, and includes not only written information but information transferred or obtained orally, visually, electronically or by any other means; and Representatives means in relation to the Parties, its directors, officers, employees, agents, external legal advisers, accountants, consultants and financial advisers.

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8.2	Each of the Parties undertakes that it shall (and shall procure that its Representatives shall) maintain Confidential Information in confidence and shall not disclose that Confidential Information to any person except as permitted by this Clause 8 or with the prior written approval of the other Party.

8.3	The confidentiality obligation under this Clause 8 shall not apply if and to the extent that the Grantor or the Option Holder (as the case may be) can demonstrate that:

(i)	such disclosure is permitted or required by law or by the rules, regulations, notices, orders, directives, judicial order, practice notes or decision of any governmental or regulatory authority (including but not limited to any Recognised Stock Exchange) released or issued from time to time;

(ii)	the Confidential Information concerned was already in its possession or known to the Party and/or its Representatives prior to disclosure and without any breach of any confidentiality obligation under this clause 8;

(iii)	the Confidential Information concerned or a part thereof is or has come into the public domain through no act or default on its part (or that of its Representatives); or

(iv)	the disclosure is required for the purpose of any judicial proceedings arising out of this Agreement,

Provided that prior to disclosure of any Confidential Information pursuant to this Clause 8.3, the Party concerned shall notify the other Party of such requirement with a view to providing the other Party with the opportunity to contest such disclosure or otherwise to agree to the timing and content of such disclosure (unless the first mentioned Party is subject to any statutory or regulatory obligation to the contrary).

8.4	The Parties each undertakes that it shall only disclose Confidential Information to its Representatives if it is reasonably required for the purposes of exercising the rights or performing the obligations under this Agreement and only if the Representatives are made aware that the information is confidential, and shall at all times treat such information as confidential, in accordance with this Clause 8.

8.5	The provisions of this clause 8 shall survive Completion under Clause 4, and/or the termination of this Agreement.

9.	WAIVER

9.1	No failure or delay by either Party in exercising any right, power, remedy or privilege provided by law or under or pursuant to this Agreement shall impair such right or remedy or operate or be construed as a waiver or variation of it or preclude its exercise at any subsequent time and no single or partial exercise of such right or remedy shall preclude any further exercise of it or the exercise of any other remedy.

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9.2	No amendment, variation or waiver of this Agreement shall be valid unless it is in writing and duly executed by or on behalf of both Parties to this Agreement.

9.3	The expression variation shall include any variation, supplement, deletion or replacement howsoever effected. Unless expressly agreed, no variation shall constitute a general waiver of any provision of this Agreement, nor shall it affect any rights, obligations or liabilities under or pursuant to this Agreement which have already arisen up to the date of variation. The rights and obligations under or pursuant to this Agreement shall remain in full force and effect, except and only to the extent that they are so varied.

10.	ASSIGNMENT

The Grantor shall not assign or transfer all or any of its rights, obligations or benefits under this Agreement except with the prior written consent of the Option Holder. The Grantor agrees that the benefit of this Agreement may be assigned (in whole or in part) by the Option Holder to any entity within the OCBC Group without the consent of the Grantor.

“OCBC Group” means Oversea-Chinese Banking Corporation Limited, its subsidiaries, associates and investment funds managed by Oversea-Chinese Banking Corporation Limited.

11.	INDEMNITY

The Grantor shall indemnify the Option Holder and hold the Option Holder harmless from and against all losses, damages, costs, liabilities and expenses (including but not limited to legal fees and disbursements), which the Option Holder may sustain, suffer or incur as a consequence of any breach of the warranties, undertakings and covenants in this Agreement.

12.	NOTICES

Every notice or demand under this Agreement shall be in writing, delivered by registered post or by hand or sent by facsimile to the address or addresses specified in this Agreement (or such other address as may be notified in writing by the Parties hereto) and shall be deemed to be duly served:-

(a)	if it is delivered by hand, at the time of delivery;

(b)	if it is sent by facsimile, immediately after transmission thereof if the date of transmission is a Business Day, but if such a date is not a Business Day, then the notice by facsimile shall be deemed to be served on the immediately following Business Day; and

(c)	if it is sent by registered post, three (3) Business Days after posting.

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The initial address, facsimile number and person (if any) for whose attention any notices or communications are to be marked so designated by each Party are as follows:-

The Grantor

CONCORDE SECURITY PTE. LTD.
3 ANG MO KIO STREET 62

#01-49 LINK@AMK

Singapore (569139)

Telephone: 96723201
Facsimile: -
Attention: CHUA SWEE KHENG, DIRECTOR

Email : alan.chua@concorde.com.sg

The Option Holder

Oversea-Chinese Banking Corporation Limited
Mezzanine Capital Unit

Global Investment Banking

63 Chulia Street, #03-02 OCBC Centre East
Singapore 049514

Telephone	:	6318 7222
Facsimile	:	6530 7866
Attention	:	Daniel Kwan
Email	:	CBKwan@ocbc.com

13.	GOVERNING LAW AND JURISDICTION

13.1	This Agreement shall be governed by and construed in accordance with the laws of the Republic of Singapore for every intent and purpose, including its existence, validity or termination.

13.2	The Parties hereby submit to the non-exclusive jurisdiction of the courts of the Republic of Singapore in all matters arising out of or in connection with this Agreement.

14.	COSTS AND EXPENSES

Each Party shall bear its own costs and expenses incurred in the negotiation, preparation, execution and stamping of this Agreement. The Grantor shall bear all costs and expenses incurred for all stamp, registration and other charges imposed or levied in respect of any issue of any Option Shares upon any exercise of the Call Option.

15.	FURTHER ASSURANCES

The Parties agree to perform (or procure the performance of) all further acts and things and execute and deliver (or procure the execution and delivery of) such further documents, as may be required by law or as may be necessary or reasonably required by the Option Holder to implement and give effect to this Agreement (including but not limited to the execution of all deeds and documents, procuring the convening of all meetings, the giving of all necessary waivers and consents and the passing of all resolutions to enable Parties to exercise all powers and rights available to them).

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16.	ENTIRE AGREEMENT

This Agreement constitutes the entire agreement and understanding between the Parties with respect to the matters dealt with therein and supercedes any previous agreements, understandings or arrangements between the Parties in relation to such matters. The Parties agree that no variations or modifications shall be made to this Agreement unless agreed to in writing by the Parties.

17.	NO PARTNERSHIP

Nothing in this Agreement shall constitute or be deemed to constitute a partnership between any of the Parties and none of them shall have any authority to bind the others in any way.

18.	EXCLUSION

Nothing in this Agreement is intended to grant to any third party any right to enforce any term of this Agreement or to confer on any third party any rights, benefits or remedies of any kind or character under this Agreement for the purposes of the Contract (Rights of Third Parties) Act (Cap. 53B) and any re-enactment thereof, the application of which legislation is hereby expressly excluded.

19.	SEVERABILITY

Each of the provisions of this Agreement is severable. If any such provision is held to be or becomes illegal, invalid or unenforceable in any respect:

(i)	so far as it is illegal, invalid or unenforceable, it shall be given no effect and shall be deemed not to be included in this Agreement but it shall not affect or impair the legality, validity or enforceability of any other provisions of this Agreement; and

(ii)	the Parties shall use all reasonable endeavours to replace it with a valid and enforceable substitute provision but differing from the replaced provision as little as possible and the effect of which is as close to the intended effect of the illegal, invalid or unenforceable provision.

20.	COUNTERPARTS

This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument.

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IN WITNESS WHEREOF the Parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

The Grantor

CONCORDE SECURITY PTE. LTD.

/s/ CHUA SWEE KHENG
Signature

CHUA SWEE KHENG
Full Name of Authorised Signatory

DIRECTOR
Designation of Authorised Signatory

The Option Holder

OVERSEA-CHINESE BANKING CORPORATION LIMITED

/s/ Daniel Kwan Chieu Bock
Signature

Daniel Kwan Chieu Bock
Full Name of Authorised Signatory

Head, Mezzanine Capital Unit
Designation of Authorised Signatory

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ANNEXURE A

Call Option Notice

Date:

To:	[Name of Company]
[Address of Company]
Attention:

Dear Sirs/Madam,

Call Option Agreement

Call Option Notice

We refer to the Call Option Agreement. We hereby give you notice that we wish to exercise the Call Option, details of which are as follows:

No. of Option Shares	:	[●●]
Exercise Price	:	[●●]
Option Price	:	[●●]

We require you to issue [No. of Option Shares] ordinary shares of Name of Company to us [or in the name of nominee(s)] on (              ) (the “Completion Date”).

We shall on or before the Completion Date deliver to you a bank draft or cashier’s order in favour of you for the Option Price or shall deliver to you the Option price by way of electronic funds transfer to your designated bank and account number.

Yours faithfully,

Oversea-Chinese Banking Corporation Limited

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